UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2006

WORKSTREAM INC.
(Exact Name of Registrant as Specified in Charter)

CANADA	001-15503	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

495 MARCH ROAD, SUITE 300, OTTAWA, ONTARIO, CANADA K2K-3G1
(Address of Principal Executive Offices) (Zip Code)

(613) 270 0619
 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Entry Into a Material Definitive Agreement.

The information set forth under Item 5.02 "Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers" is incorporated herein by reference.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 3, 2006, Workstream Inc. (the “Company”) entered into an employment agreement with Deepak Gupta, 42 years old, pursuant to which Mr. Gupta was appointed as the President of the software and technology segment (Enterprise Work Force) of the Company. From 2004 until joining the Company, Mr. Gupta served as President and Chief Executive Officer of iSpheres Corp., a leading provider of real-time intelligence on streaming data. From 1999 until 2003, Mr. Gupta was employed by PeopleSoft Inc., where he was the founder and served as Senior Vice President and General Manager of PeopleSoft’s PeopleSoft eCenter line of business. From 1992 until 1999, Mr. Gupta served as Chief Business Strategist—Business On Line of Oracle Corp.

Mr. Gupta's employment agreement has a two-year term expiring in December 2008 that automatically renews at the end of the initial or any renewal term for an additional one-year term unless either party provides prior notice of non renewal. Mr. Gupta will earn an annual base salary of not less than U.S.$300,000 and will also be entitled to a bonus of U.S.$200,000 based on mutually agreed objectives being achieved. In addition, the Company granted Mr. Gupta an option to purchase 1,000,000 common shares of the Company at an exercise price of U.S.$0.85 per share, the opening price of the shares on December 4, 2006, in accordance with the terms and conditions of the Company's 2002 Amended and Restated Stock Option Plan. The Company also granted Mr. Gupta the right to receive options to purchase 250,000 additional common shares on December 4, 2007. Such options will vest in three equal annual installments beginning on the first anniversary of the date of grant. In addition, the Company granted Mr. Gupta 250,000 Restricted Stock Units that vest in three equal annual installments beginning on the first anniversary of the date of grant.

In the event of a “change of control” (as defined in the employment agreement) during the term of the agreement or within 90 days following Mr. Gupta’s termination without “cause,” all unvested stock options and Restricted Stock Units held by Mr. Gupta will become immediately vested and exercisable in full for a period of 12 months following such change of control. If within 90 days prior to or 18 months following a change of control Mr. Gupta is terminated for any reason other than “cause” or Mr. Gupta resigns for “good reason” (as defined in the agreement), Mr. Gupta will receive a cash payment equal to 12 months salary and 100% of his agreed upon target bonus, the cash value of 12 months of benefits and entitlements, including the cost to Mr. Gupta to pay for 12 months of COBRA costs for health and dental family insurance coverage, and all salary, benefits and entitlements he would be entitled to in accordance with law.

Attached as Exhibit 10.1 is a copy of Mr. Gupta’s employment agreement with the Company. Attached hereto as Exhibit 99.1 is a press release issued on December 4, 2006 announcing the appointment of Mr. Gupta as the President of the Company.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated December 3, 2006 between Deepak Gupta and Workstream Inc.

99.1	Press Release of Workstream Inc. dated December 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKSTREAM INC.

Dated: December 6, 2006	By:	/s/ Michael Mullarkey
Name: Michael Mullarkey Title: Chief Executive Officer